Execution Version

RESIGNATION, CONSENT AND APPOINTMENT AGREEMENT
This Resignation, Consent and Appointment Agreement (this “Agreement”) is entered into as of September 12, 2016, by and among Bank of America, N.A., as the resigning Syndication Agent (in such capacity, the “Existing Syndication Agent” or “Bank of America”) under the Credit Agreement (as defined below), JPMorgan Chase Bank, N.A., as the successor Syndication Agent (in such capacity, the “Successor Syndication Agent” or “JPMCB”) under the Credit Agreement and CONSOL Energy Inc., a Delaware corporation (the “Borrower”). Defined terms in the Credit Agreement have the same meanings where used herein, unless otherwise defined or provided herein, and matters of construction shall be applied herein as established in the Credit Agreement.
RECITALS
WHEREAS, the Borrower, PNC Bank, National Association as the administrative agent and collateral agent (the “Administrative Agent”), the Lenders, the Existing Syndication Agent and the other parties named therein are parties to that certain Amended and Restated Credit Agreement, dated as of June 18, 2014 (as amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the “Credit Agreement”);
WHEREAS, Bank of America desires to resign as Syndication Agent under the Loan Documents;
WHEREAS, Lenders constituting the Required Lenders have delivered consents (the “Consents”) to the Administrative Agent approving the appointment of JPMCB as successor Syndication Agent and the Borrower has consented to such appointment;
WHEREAS, JPMCB wishes to accept such appointment; and
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

1.	Agency Resignation, Consent and Appointment.
(a)As of the Resignation Effective Time (as defined below), (i) Bank of America hereby resigns as the Syndication Agent under the Loan Documents as provided under Section 10.6 [Resignation of Agents] of the Credit Agreement and shall have no further obligations under the Loan Documents in such capacity (other than those described herein); (ii) the Borrower hereby consents to the appointment of JPMCB as successor Syndication Agent under the Loan Documents; (iii) the Borrower hereby agrees that the resignation of Bank of America as the Syndication Agent under the Loan Documents shall become effective as of the Resignation Effective Time; (iv) JPMCB hereby accepts its appointment as successor Syndication Agent as of the Resignation Effective Time; (v) JPMCB shall bear no responsibility for any actions taken or omitted to be taken by Bank of America while it served as Syndication Agent under the Loan Documents; and (vi) Bank of America shall bear no responsibility for any actions taken or omitted to be taken by JPMCB (or its successors) while serving as Syndication Agent under the Loan Documents. Until the Resignation Effective Time, the Existing Syndication Agent continues to have full authority to act as Syndication Agent in accordance with the terms of the Credit Agreement and the other Loan Documents.
(b)The parties hereto hereby confirm that the Successor Syndication Agent succeeds to the rights and obligations of the Syndication Agent under the Loan Documents and becomes vested with all of the rights, powers, privileges and duties of the Syndication Agent under each of the Loan Documents, and the Existing Syndication Agent is discharged from all of its duties and obligations as the Syndication Agent under the Loan Documents (other than those described herein), in each case as of the Resignation Effective Time.
(c)The parties hereto hereby confirm that at and after the Resignation Effective Time, all of the provisions of the Loan Documents, including, without limitation, Article X [The Administrative Agent] of the Credit Agreement, to the extent they pertain to the Existing Syndication Agent or its Affiliates or any co-agent or sub-agent or attorneys-in-fact appointed by the Existing Syndication Agent pursuant to Article X [The Administrative Agent] of the Credit Agreement or any of such Persons’ Related Parties (collectively, the “Indemnified Bank of America Parties”), continue in effect, to the extent specifically set forth in the Credit Agreement, in accordance with their terms for the benefit of the Existing Syndication Agent and the other Indemnified Bank of America Parties in respect of any liabilities, costs, expenses or other amounts as set forth in the Credit Agreement, arising from or relating to the Loan Documents (including this Agreement) (whether now existing or hereinafter arising in respect of any actions taken or omitted to be taken by any of them prior to the Resignation Effective Time and all actions taken by the Existing Syndication Agent pursuant to this Agreement) that would be required to be indemnified pursuant to Section 11.3 [Expenses; Indemnity; Damage Waiver] of the Credit Agreement or any other applicable provisions of the Loan Documents and shall inure to the benefit of the Indemnified Bank of America Parties, notwithstanding the resignation of the Existing Syndication Agent at the Resignation Effective Time, and references in said Sections to the Syndication Agent, shall be deemed to include Bank of America as predecessor Syndication Agent. Any amounts owed or owing to the Existing Syndication Agent under this Agreement or under the Loan Documents, in its capacity as the Existing Syndication Agent, shall constitute “Obligations” for all purposes of the Credit Agreement and the other Loan Documents irrespective of whether such amounts were incurred before or after the Resignation Effective Time and shall be entitled to the priority currently afforded thereto by the terms of the Loan Documents.
(d)The Borrower confirms that all provisions of Article X [The Administrative Agent] of the Credit Agreement and all other provisions in the Loan Documents that are applicable to the Syndication Agent shall be applicable to the Successor Syndication Agent as of the Resignation Effective Time.
(e)The parties hereto hereby agree (and the Lenders, by appointing JPMCB as the Successor Syndication Agent, shall be deemed to have agreed) that, for purposes of the acknowledgement and agreement contained herein regarding the continuing benefit of the Loan Documents for the benefit of the Existing Syndication Agent, references to Article X [The Administrative Agent] and Section 11.3 [Expenses; Indemnity; Damage Waiver] of the Credit Agreement, including the defined terms used in such provisions, shall be deemed to refer to such provisions or defined terms in the Credit Agreement as they exist on the date hereof, without giving effect to any amendment, waiver or other modification thereof after the Resignation Effective Time that is in any manner adverse to the Existing Syndication Agent.

2.	Address for Notices. As of the Resignation Effective Time, the address for notices made to the Syndication Agent shall be as follows:
JPMorgan Chase Bank, N.A.
10 South Dearborn, Floor L2S
Chicago, Illinois 60603

3.	Representations and Warranties.
(a)Each of JPMCB and Bank of America hereby represents and warrants on and as of the date hereof and at and as of the Resignation Effective Time that (i) it is authorized to enter into this Agreement and perform its obligations hereunder, (ii) it has duly executed and delivered this Agreement and (iii) this Agreement is a legal, valid and binding agreement of it, enforceable against it in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting the rights or remedies of creditors or by the effect of general principles of equity (whether enforcement is sought in equity or at law).
(b)The Borrower hereby represents and warrants on and as of the date hereof and at and as of the Resignation Effective Time that (i) it is authorized to enter into this Agreement and perform its obligations hereunder, (ii) it has duly executed and delivered this Agreement and (iii) this Agreement constitutes a legal, valid and binding agreement of the Borrower enforceable against the Borrower in accordance with its terms except as the same may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating or limiting the rights or remedies of creditors or by the effect of general principles of equity (whether enforcement is sought in equity or law).
(c)This Agreement is hereby made without representation or warranty of any kind, nature or description except as specified in paragraphs (a) and (b) of this Section 3.

4.
Conditions Precedent to Effectiveness. For purposes of this Agreement, the term “Resignation Effective Time” means the first time (New York City time) at which all of the following conditions have been satisfied:

(a)Each of the parties hereto shall have executed and delivered this Agreement;
(b)The Administrative Agent shall have received Consents from the Required Lenders;
(c)Bank of America shall have received from the Borrower payment in immediately available funds of all reasonable and documented out-of-pocket costs and expenses, accrued and unpaid fees and other amounts payable to it as the Existing Syndication Agent pursuant to the Loan Documents (including fees and expenses of counsel), including such reasonable and documented out-of-pocket costs and expenses incurred by the Existing Syndication Agent as of the Resignation Effective Time in order to effect the matters covered hereby, to the extent invoiced at least two Business Days prior to the date hereof.

5.	Further Assurances.
(a)Without limiting their obligations in any way under any of the Loan Documents, the Borrower reaffirms and acknowledges its obligations to the Successor Syndication Agent with respect to the Loan Documents.
(b)The Existing Syndication Agent agrees that, following the Resignation Effective Time, the Existing Syndication Agent shall furnish additional acknowledgements, other customary documents, instruments and agreements and such other information as may be reasonably requested by the Borrower or the Successor Syndication Agent from time to time in order to effect the matters covered hereby; provided that any document, instrument or agreement to be furnished or executed by, or other action to be taken by, the Existing Syndication Agent shall be reasonably satisfactory to it.
(c)The Borrower shall promptly reimburse the Existing Syndication Agent for all reasonable and documented out-of-pocket costs and expenses (including, without limitation, the fees and expenses of counsel) incurred by the Existing Syndication Agent in connection with any actions taken pursuant to this Agreement in accordance with Section 11.3 [Expenses; Indemnity; Damage Waiver] of the Credit Agreement.

6.	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto.

7.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall be one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of an original executed counterpart of this Agreement.

8.	Headings. The section headings used in this Agreement are for convenience only and shall not affect the interpretation of any of the provisions hereof.

9.	Interpretation. This Agreement is a Loan Document for the purposes of the Credit Agreement.

10.	GOVERNING LAW. The provisions of Section 11.11.1 [GOVERNING LAW] of the Credit Agreement are hereby incorporated, mutatis mutandis, by reference as if such sections were set forth in full herein.

11.
CONSENT TO JURISDICTION. The provisions of Section 11.11.2 [SUBMISSION TO JURISDICTION] of the Credit Agreement are hereby incorporated, mutatis mutandis, by reference as if such sections were set forth in full herein.

12.
WAIVER OF JURY TRIAL. The provisions of Section 11.11.5 [WAIVER OF JURY TRIAL] of the Credit Agreement are hereby incorporated, mutatis mutandis, by reference as if such sections were set forth in full herein.

13.
No Waiver. No failure or delay of the Existing Syndication Agent, the Successor Syndication Agent, the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Existing Syndication Agent, the Successor Syndication Agent, the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.

14.
Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

15.
Entire Agreement. This Agreement, the Consents and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Existing Syndication Agent, the Successor Syndication Agent, the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.
BANK OF AMERICA, N.A.,
as Existing Syndication Agent
By: _/s/ Adam H. Fey___________________
    Name: Adam H. Fey
    Title: Director

JPMORGAN CHASE BANK, N.A.,
as Successor Syndication Agent
By: _/s/ Anson Williams____________________
    Name: Anson Williams
    Title: Authorized Signatory

CONSOL ENERGY INC.

By: /s/ David M. Khani________________________
    Name: David M. Khani
    Title: Executive Vice President and
Chief Financial Officer